 Exhibit 15.2

Exhibit 15.2Consent of the Independent Registered Public Accounting FirmBoard of DirectorsCredit Suisse AGWe consent to the incorporation by reference in the registration statement (No. 333-218604) on Form F-3 of Credit Suisse AG of our reports dated March 25, 2020 with respect to the consolidated balance sheets of Credit Suisse AG and its subsidiaries (the “Bank”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 20-F of the Bank.KPMG AGNicholas EdmondsShaun KendriganLicensed Audit ExpertLicensed Audit ExpertAuditor in ChargeGlobal Audit PartnerZurich, SwitzerlandMarch 25, 2020